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WSFS Financial Corporation [WSFS]
Investor Relations Conference Call Re Combination with Bryn Mawr Bank Corporation [BMBC]

Wednesday, March 10, 2021 10:00 AM ET

Company Participants:
Dominic Canuso; Executive Vice President, Chief Financial Officer
Rodger Levenson; Chairman, President, Chief Executive Officer
Frank Leto; President and Chief Executive Officer; Bryn Mawr Bank Corporation

Analysts:
Michael Perito; Keefe, Bruyette & Woods
Frank Schiraldi; Piper Sandler Companies
Erik Zwick; Boenning & Scattergood
Russell Gunther; D.A. Davidson & Co.
Brody Preston; Stephens, Inc.

+++ presentation

Operator: Ladies and gentlemen, thank you for standing by and welcome to the WSFS Financial Corporation Investor Relations Conference Call. At this time all participants are in a listen-only mode. [Operator Instructions] Please be advised that today's conference is being recorded. [Operator Instructions]

I would now like to hand the conference over to one of your speakers today, Dominic Canuso, Chief Financial Officer. Sir, please go ahead.

Dominic Canuso: Thank you, Michelle, and good morning to everyone joining our investor call to discuss the combination of WSFS Financial Corporation and Bryn Mawr Bank Corporation. With me this morning is Rodger Levenson, Chairman and President and CEO. In addition, I would like to welcome Frank Leto, President and CEO of BMC, who has joined us for this call.

Before Rodger begins with his remarks, I would like to read our safe harbor statement. Our discussions today will include information about our management's view of future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements due to risks and uncertainties. We do not assume any obligation to update any forward-looking statements as a result of new information or otherwise, except as may be required by law. Please note that the safe harbor statement and presentations are available on our website, wsfsbank.com. All comments made during today's call are subject to that safe harbor statement.

Today's investor presentation and our press release regarding this combination, both issued earlier this morning, can be found on our Investor Relations section of our website. A replay of this call will be available one hour after this call.

With that read, I'll turn the discussion over to Rodger.

Rodger Levenson: Thanks, Dominic, and let me offer my thanks to everyone for joining us on the call today.

We are very excited to announce our combination with Bryn Mawr Trust this morning. Prior to providing a few thoughts on the strategic rationale of this opportunity, I wanted to share some perspective. We embarked on the journey of our 2019 to 2021 strategic plan with the closing of the Beneficial transaction just over two years.

As many of you know, Beneficial provided a platform to expand into the much larger Philadelphia regional market and began our delivery transformation project. The integration of Beneficial went very well and we outperformed the originally modeled expectations. In many ways, the events of this past year confirmed that strategy, as demonstrated by our financial performance, ability to serve our communities through the pandemic, including PPP support and continued accelerated adoption of our digital channels.

Since the Beneficial announcement, we often stated that our focus was on realizing the significant organic opportunity in front of us and that we would only consider a bank M&A opportunity that was strategically compelling and consistent with that original strategic plan. BMT is that opportunity and here is why.

First, it solidifies our position as the largest locally headquartered bank in the greater Philadelphia and Delaware regions. This market is the fourth-largest depository MSA in the United States, with diversified and very positive long-term demographics. Overall market share is fragmented, with the other banks within the top 10 consisting of very large, regional, national or international banks, many who are focused on large projects outside of this market. This unique and highly desirable competitive positioning provides a very significant opportunity for long-term organic growth.

Second, we have significantly enhanced our fee-based businesses with the combination of our wealth management platform. Bryn Mawr has been recognized for many years as one of the premier wealth management businesses in the country and our combined business will now be the 6th largest in terms of fiduciary fee revenue among banks of $100 billion in assets or less. We see significant growth potential in the wealth business, especially as we meet the needs of the growing and maturing baby boomers and millennials. Overall, our fee businesses remain very well diversified and represent about 30% of our combined total revenue.

Third, the significant branch overlap enhances the next phase of our delivery transformation initiative. Our plans call for the consolidation of 30% of our combined locations. Upon completion in a 4-year period, we will have reduced the combined branches of WSFS, Beneficial and Bryn Mawr by over 45%. As I mentioned, this strategy has been validated by the events of the past year due to the acceleration of the shift to increased digital interaction by our customers. The cost saves from this optimization plan will enhance our long-term investment in technology, while maintaining a reconfigured footprint to best serve our customers.

Fourth, the combined scale gives us the opportunity to revisit our entire cost base, including real estate, marketing and a number of other areas, all through the lens of a post-pandemic environment.

And, finally, all these dynamics combine to strengthen our ability to remain a sustainable, high performing company with financial metrics solidly in the top quintile of our peers, all before the potential of revenue synergies, which we believe are significant, although not included in our model.

Before handing it over to Dominic for a brief review of the model and transaction terms, I want to personally thank Frank Leto and the BMT for working with us over the past several months. It has been a pleasure and we look forward to partnering together to realize this generational opportunity.

Dominic Canuso: Thank you, Rodger.

As Rodger mentioned, we are thrilled about the strategic prospects of this combination, which is further substantiated by the strong financial performance of the combined franchise and the robust transaction returns. On a proforma basis, combining our two high-performing organizations results in a franchise with $19.8 billion in assets, $12.6 billion in net loans, $16.2 billion in deposits and $43 billion in combined AUA and AUM, with a market cap of $3.55 billion. This combination places us as a strong #6 in deposit market share in the Philadelphia/Wilmington/Camden MSA and well positioned for continued organic growth. It also results in a full service, premier wealth franchise generating core fee revenue of over $100 million annually. Along with our resilient and well diversified fee revenue portfolio, which generates a fee revenue percentage of around 30%, we expect to continue to be a sustainably high-performing franchise, with an ROA in the top quintile of our new, broader peer group of $10 billion to $30 billion asset size banks nationally.

To summarize the key transaction terms, this is a 100% stock-consideration transaction, with BMT shareholders receiving 0.90 shares of WSFS common stock for each share of BMT's common stock they own, which results in BMT shareholders owning 27.5% of the combined company. Based on last night's WSFS stock closing price, the implied value per share of BMT is $48.55, a market premium of 16% based on a trailing-20-day average. The aggregate transaction value is $976.4 million.

Both companies have strong and successful track records of bank and nonbank M&A, with each organization successfully completing 9 acquisitions over the past 11 years. Leveraging our combined experiences and learnings, and from a very collaborative due diligence process, we have identified total cost synergies of $73 million, or approximately 45% of BMT's estimated operating expense, with 65% of that realized in Year 1 of the transaction and 100% realized in Year 2. Almost half of these cost savings result from the combined benefit of the 30% branch count and office location optimization and the elimination of core systems and technology redundancies.

In addition, we have identified $127 million of combined, pretax, one-time merger-related expenses. These costs are consistent with previous combination experiences and driven by lease, technology and other contract eliminations.

The three key primary transaction metrics are very strong, especially considering the appropriate and achievable cost synergies and excluding meaningful revenue synergy opportunities that we have identified. Year 1 EPS accretion excluding one-time costs, is 6.7% and 13.4% in Year 2, when cost synergies are fully achieved. Day 1 tangible book value dilution is 6.1%, with a 3.2-year earn-back. When excluding the impacts of the wealth customer list intangible, which is due to the significant AUM and AUA and strong revenue generation from the wealth business, earn-back is 2.8 years. Lastly, the transaction results in an IRR of 18%, demonstrating the long-term shareholder value created.

Overall we are very pleased with all financial aspects of this deal, including cost savings, synergies and optimization of the combined franchise. We look forward to partnering with BMT and delivering continued sustainable, high-performing returns on both core ROA and core ROTCE, consistent with our recent history and at a larger scale.

We will now open up the call for questions.

Questions & Answers:

Operator: Thank you. [Operator Instructions] Our first question comes from the line of Michael Perito with KBW.

Michael Perito: Good morning, Rodger, Dominic, Frank. Congratulations. I had a few questions. I'll start with the technical one first. Dominic, I was wondering if you could maybe just provide a little additional detail on kind of the impact on the reserve. I know you said you're not assuming any reserve release in the [accretive] assumptions, but can you maybe just walk us through what the impacts are going to be and what gets you to that 2.25 all-in ACL?

Dominic Canuso: Sure. Thanks, Mike. So to be clear, for our assumptions in this model we are considering the economic environment as of today. And so when we roll back through the credit marks, we are assuming a credit mark on the entire portfolio of $72 million, with $42 million coming from non-PCD that would accrete through the P&L and $30.6 million of PCD loan mark. The non-PCD loan mark is fully offset by the interest mark of $41 million. This is all detailed on Slide 6 of the investor relations material. We also have a Day 1 CECL impact from the non-PCD portfolio of approximately $41 million that would roll through the P&L and equity on Day 2.

Michael Perito: Got it. Thank you. That's helpful. And then, a question for Rodger or Dominic on capital. I know the buyback is paused it seems until the deal closes in early fourth quarter. But if you hit your return targets, my guess is you're going to be generating quite a bit of capital. I mean, I'm sure you have aspirations to grow the balance sheet, but certainly it would seem creating capital in excess of that. Can you maybe just remind us where you kind of view levered capital? And I know you've had a pretty tight game plan on capital historically, but does that change at all with this? Or is it still kind of the 12.5% payout with repurchases bringing you to 25% and then additional repurchases being considered if there's excess capital beyond that?

Dominic Canuso: Sure, Mike. I think you've summarized it right at the end there. Our stated capital return practice we expect to continue through this transaction. That practice has been tested through various economic environments, the Great Recession, COVID and it's served us and our shareholders well. And we would expect that philosophy to continue. We do -- and for modeling purposes we have assumed share repurchases being paused through the close of the transaction. However, we will continue to look to repurchase our routine share volume, consistent with our practice of returning 25% of our core net income, split equally between the purposely low dividend and the routine share repurchases.

Both banks are well capitalized and on a pro forma basis look strong on Day 1. There are a couple items, including the loss of the TRUps treatment for Tier 1, along with some additional intangibles that we are evaluating. But we feel like the capital generation post-Day-1 will be over 75% -- 75 basis points per year, plus, even after returning that 25% of core net income.

Michael Perito: But I mean, I guess, is it fair -- and that's helpful, Dominic, but if we try to -- and I realize this might be putting the cart in front of the horse a little bit here, but if we assume that you guys are operating north of kind of a 9% Q1 leverage and there's excess capital being generated for growth in the future, it sounds like buybacks would still be the primary method for returning that capital to shareholders at this time in that scenario.

Dominic Canuso: Yes. I think, Mike, that's correct. Just a reminder, though. Obviously, any excess capital the first use of that is always investing in the business. So while we would evaluate through that lens, and then if we were in the position where there was excess capital, that has been and will continue to be our primary vehicle for returning that capital to shareholders.

Rodger Levenson: But just as a reminder, we have a model, a very disciplined model, that we look at getting an IRR of at least 18% to support those buybacks. And obviously that's driven by the share price and where it is. Leading up to this we were well in excess of that, even at the share prices where we were before the inclusion in the S&P Small Cap 600. So we'll just stick to our long-term plan and we'll continue to treat it that way.

Michael Perito: Got it. And just one last one for me and Rodger touched on it a little bit, but I'd be curious to kind of get all three of your perspectives on this. I imagine a big proponent of this deal coming together was kind of the outlook competitively in a zero-rate environment and some of the challenges to go earnings and revenue and then some of the technologies that it needed. Obviously, no big kind of additional transformation or anything announced alongside this transaction. I know Frank and Rodger, both your respective franchises [saw] pretty deeply on the technology side and were making critical investments, I think. Be curious if you could just provide some context in terms of how much of a factor that was to the combination and then also how you -- the priority or the roadmap for those investments moving forward, following the closing of the merger.

Rodger Levenson: So I'll give a high-level perspective from my standpoint. Obviously would ask Frank to share his. I will just tell you WSFS for a very long time has admired the Bryn Mawr franchise, both from as a competitor, a very good competitor, and obviously the reputation and their financial performance over an extended period of time has been in the top tier of community banks.

And Frank and I have known us for a long time. We periodically swap notes. And I would tell you that at some point in those conversations, usually it turned to, "Boy, wouldn't this be powerful if we could ever combine these two franchises?" But the timing just wasn't right. And then, over the course of the past year we probably talked a little bit more than normal, because I think a lot of us were sharing notes about how we navigated through the COVID environment. And I think that strengthened our relationship and got us to know each other and our franchises better. And then right around the first of the year we kind of picked up on that prior conversation. And obviously things moved very quickly from there, because of the familiarity we had with our franchises.

But the strategic rationale, as I tried to lay out at the beginning, has been compelling for a long time. The technology delivery transformation piece of that only has accelerated this year. Now, we have a number of projects, as you know, which are in flight. Bryn Mawr had already done a number of things. We're going to combine the best of both of those and be able to spread that out over a much larger customer base. And we will continue to make significant investments and are moving forward on that front.

So we feel really good about how this aligns with the strategic plan, particularly the delivery transformation/technology investment.

Frank, do you want to say anything?

Frank Leto: I mean, Mike, I'll just echo Rodger's comments. I think it's always been a focus of ours, as you know, technology. And scale means so much. And last year proved out that more than ever and proved out the need to accelerate some of these investments. And for us it's always been a very similar philosophy to what WSFS has, which is putting the customer first and the client first, and the ability to improve the digital delivery experience for the customer is so important. And I think this just accelerates it for both institutions. And that was one of the compelling reasons for us to look at this combination.

Michael Perito: Great. Well, thank you for taking my questions this morning and good luck with the merger.

Operator: Our next question comes from the line of Frank Schiraldi with Piper Sandler.

Frank Schiraldi: I wondered if you could talk a little bit about the integration of the two wealth management businesses. And you talk in the deck about the BMT brand remaining prominent. Just wonder if you could talk a little bit more about the plans there and then, importantly, the synergies on that side of the business that you see.

Rodger Levenson: Yes. So I think the first thing to keep in mind are these are two very high-performing businesses with a tremendous amount of talent and a great or complete product suite of offerings. So our approach has been -- obviously we wanted to enhance the best of both businesses. That's why we're going to be using the BMT brand as the prominent brand in that business. It has a long history and I think is widely recognized in the wealth management and trust space. We're thrilled that Jennifer Dempsey Fox, who is the President of Wealth Management at Bryn Mawr, will be joining us in a similar role, partnering with Art Bacci, our Chief Wealth Officer, as will her team, including some of her key people.

And our approach on how we put this together is we're going to be very thoughtful. We've talked a lot about this and we see the opportunity to take our time, because both businesses are performing so well, and not necessarily be married to the timeline for the bank integration. So I think it will happen over time as Jen and Art and the teams come together.

And I would expect from all of that very minimal disruption. We want everybody to be focused on the potential of the size of this business and on customer retention and on growing the business. I'm sure there will be some modifications as Jen and Art put this together, but our game plan and the direction that Frank and I have talked about with them is let's continue to focus on the customers. Let's start working on the longer-term strategic vision and really making sure that we're focused on people and customer attrition.

Frank Schiraldi: Okay. And then, in terms of specific synergies between the two businesses?

Rodger Levenson: Yes. So I think there's some product areas where we have some overlap, but I don't know, Frank, that that necessarily means significant cost synergies or other things like that. We certainly haven't modeled that or expect that. And so I think we need to spend some time together, because the businesses are large and are in a lot of different businesses, to make sure we're thoughtful about how we put those together. But there's nothing baked into the model of any material amount from a cost synergy standpoint.

And I actually want to throw it over to Frank, because I think he wants to share his perspective from their side.

Frank Leto: Yes, Frank. I mean, I know these businesses pretty well. I think I would look at this -- I wouldn't be so focused on the synergy, per se, as these are really additive on complementary businesses. So I think we both have things to bring to the table to continue to build out these two wealth management businesses. I look at it as really becoming a real powerhouse in the wealth space. And these are also both nationwide businesses. And I think they're going to bring, as I said, complementary aspects to each other, which is just going to help that growth.

Frank Schiraldi: Yes. That's more what I was getting at, was revenue synergies as opposed to cost synergies.

But also on -- you guys already talked about technology. Rodger, you guys have been very vocal certainly on investment in technology over the last few years. And I feel that Bryn Mawr has as well. So is there any -- would you characterize at all in terms of any catch-up to be done on either side? Or is this just scale and continuing to invest in technology over time?

Rodger Levenson: So, as I said, I very much look at this like this is the Phase 2 of the project that we embarked on a couple of years ago. And just gives us the ability through the scale, as Frank talked about, to continue down that journey and very much informed by what has transpired over the last year. We don't view it at all as there's any catch-up. In the world of technology things move quickly. And so various projects may have the appearance of things that have been around for a year or two, but we assess each one of these projects that Dominic has mentioned a number of times, with business cases and models and what we think is best for our customer base. Bryn Mawr has taken the exact same approach. And that will be the combined approach going forward.

Dominic Canuso: Frank, this is Dominic. And that consistent approach we've both taken over the last few years actually gives us the opportunity to take our time, as Rodger mentioned, over the next year to evaluate the best of breed of both technologies, as there were some great investments made previously from both organizations and we'll take that opportunity to combine them.

Frank Schiraldi: Okay, great. Thank you.

Operator: And our next question comes from the line of Erik Zwick with Boenning & Scattergood.

Erik Zwick: Good morning. Congrats on the transaction. First, if I could start probably, Dominic, a question for you. Just with regard to the 30% targeted cost savings on Bryn Mawr's expense base, could you provide maybe a rough breakdown of the source of the savings by expense categories?

Dominic Canuso: Sure. I would say it's relatively 25% from branch and real estate count, 25% from contract reductions, from redundancies, and then the rest would be a combination of people costs, professional services and other back office redundancies that we'll be able to optimize.

Rodger Levenson: Just as a clarification, Erik, it's 45% is the cost saves. The 30% is just the branch reduction.

Dominic Canuso: Correct.

Erik Zwick: Got it. Thank you. That's helpful. And then in terms of just realizing that, 65% in Year 1 and then 100% [full year] realized by Year 2. Does it take to the end of that second year to get to the full 100%? Or does that essentially kind of get phased in partially through that second year?

Dominic Canuso: Yes, we anticipate achieving the 100% run rate by early in the second year, as we do much of the optimization both in the branch and back office technology takeout in the first 12 months.

Erik Zwick: Thanks for the clarification there. And then for kind of the next question, moving on, potentially for Rodger and Frank, as you guys kind of reviewed the customer base of the -- the commercial customer base of both franchises and looked at the loan portfolio, I'm curious how much overlap is there. And then what does that mean in terms of potential growth in that book going forward, whether it's expanding existing relationships or just opportunities to expand into a totally new kind of commercial base as well?

Rodger Levenson: So, I'll go first and I'll let Frank chime in. There's some overlap but it was very modest. And I think that gives us a great opportunity now, with a combined bigger balance sheet and more products and services. We have a heavy emphasis on C&I, including small business, and taking that into the Beneficial customer base we think -- excuse me, the Bryn Mawr customer base -- gives us significant opportunity.

Frank Leto: I agree totally with what Rodger said. That's one of the things we've looked hard at, is the ability to do more with our existing customer base, with a larger balance sheet. And the fact that we don't have as much crossover in customers is, I think, obviously very beneficial to us.

Erik Zwick: Great. And then just last one for me. You mentioned in the slide deck and in the prepared comments, I believe, just the opportunity for significant revenue synergies that are not included in the model. Just curious where you potentially see those coming in terms of business lines and if you maybe have some plans to start executing on some of those once the deal is closed.

Dominic Canuso: Sure. Thanks, Erik. This is Dominic. First and foremost, we see the opportunity of our investment in our delivery transformation journey to be significantly enhanced through this combination. So when we worked on those business cases to make our investments and see the uplift, we actually are able to now take that investment and apply it to a larger balance sheet, a larger client base. And much of that investment was towards customer experience, speed to market, speed to decisioning on our commercial side and, ultimately, customer engagement and customer retention. So to be able to take that investment and leverage that across a larger bank, we see upside that is not included in the model.

In addition, across the two franchises there's various products and services that are additive. In the commercial business there is a capital markets unit within BMT that does back-to-back swaps, while WSFS does RPAs through an external party. So bringing that together immediately creates cost take-out on swap generation, plus the opportunity to leverage that business for future lending opportunities, along with FX wire payments that we now can offer across our fuller base.

And then across our consumer lending and leasing there's various products and channels that we see further opportunity, that when all added together we see as meaningful upside against the modeled returns.

Erik Zwick: Okay, thanks. That sounds like potential for some of those to start being executed on and realized in Day 1 and then others maybe take a little bit longer in a continuing process. Is that the right way to interpret that?

Dominic Canuso: That is correct.

Erik Zwick: Great. Thanks for taking my questions today.

Operator: And our next question comes from the line of Russell Gunther with D.A. Davidson.

Russell Gunther: Following up on kind of the pro forma growth outlook, the first question -- there was a pretty sizeable managed runoff portfolio with the Beneficial deal. Is anything similar contemplated with the Bryn Mawr loan portfolio?

Dominic Canuso: Yes, it's a good question. There in fact is some portion of the BMT portfolio that we would look and include in what we consider that non-strategic runoff portfolio, the first of which, which is consistent with the Beneficial transaction, is that mortgage loan business which we would look to shift to our fee-based origination mortgage banking business. In addition, there's some fee participation loans that we would probably include in that portfolio as they're not the core-relationship type, and then some specialty real estate, commercial real estate, that's about $80 million that we would include. So it's about 25% of the loan book, close to about $900 million. And that would essentially double up on what that runoff portfolio is today from Beneficial that we would look to. But we would continue to, as we do with the Beneficial mortgage portfolio, look to penetrate that customer base, whether it's for refinancing or other banking products and services.

Rodger Levenson: Yes. I'd just add a little color to that, Russ, just to contrast. So as Dominic outlined, it's about half of the portfolio size of the runoff portfolio that came over with Beneficial and as you've seen in our quarterly materials, and ex the resi mortgage portfolio, which still has a little way to go, we think we're going to be pretty much through the Beneficial runoff portfolios by the end of this year and -- because obviously the interest rate environment accelerated that runoff. So it's less of an impact and I think will not probably attrite off as quickly as the Beneficial did because that started in a different rate environment.

Russell Gunther: Okay, great. Thank you both for your thoughts there. And then I, just to confirm, that balance sheet strategy is contemplated in the earnings accretion guidance provided in the deck?

Dominic Canuso: That is.

Russell Gunther: Okay. And then, kind of following up on the question Erik had earlier, so ex the runoff once this is through, how do you think about the proforma organic growth rate for the combined company? Is this accretive to the legacy WSFS organic growth outlook? Or how are you thinking about that?

Dominic Canuso: Sure. I would say, similarly, it's complementary and likely accretive. As I mentioned, the delivery transformation investment, particularly on the commercial lending side to enhance speed to market and decision making, our density in our market, our brands -- but not to mention the significant lift in talent over the last 2 years, acquiring really strong local-market-based lenders that we see continued upside. And with a larger balance sheet and larger lending capability, we see upside to the growth rates in the transaction model.

Rodger Levenson: Yes. I would add to that. I think this is definitely a case of 1 plus 1 is more than 2. Because of that competitive positioning that I mentioned at the beginning and the experience of the past year with many small and medium-sized businesses who for whatever reason had relationships with larger banks who weren't able to serve them with things like PPP, which I think has left a very strong impression on a lot of customers and prospects that we've talked to. And so I think the fact that we are combined with a bigger balance sheet and more products and services together, and we are the only local alternative to the big banks, I think that really bodes well and is a tailwind for the growth rates that we would have had on a standalone basis -- loan growth rates on a standalone basis.

Russell Gunther: Thanks, Dominic and Rodger. Can you give guys quantify what that target growth rate would be on a proforma basis, how that pickup would have compared to a legacy WSFS?

Dominic Canuso: Yes. So in the model we've assumed approximately 5% to 6% balance sheet growth rate in the next few years. And our target has been, particularly coming out of COVID, with the additional talent that I've mentioned, along with the investment in delivery transformation, to continue to grow that to the high-single digits over time.

Russell Gunther: Okay, that's very helpful. Thank you, Dominic. And then just switching gears to the margin, obviously a lot of moving parts here with the legacy WSFS and legacy purchase accounting and PPP fees and all of that. Can you take a stab at maybe simplifying it just from a reported margin perspective as we think about deal close in 2022?

Dominic Canuso: So obviously the purchase loan accounting will affect that. And, while we have estimates in this model, a lot of that will be dependent on the interest rate environment and the credit environment at close. The combined portfolio does have somewhat of a dilutive net interest margin versus WSFS. But consistent with -- when you look at the individual segments of the portfolio, the rates are consistent. So the dilution is really more of the shift from additional CRE. But as we look to continue to grow that relationship-based C&I we see opportunity to improve that margin.

There's not a significant amount of accretion. In fact, the interest rate mark is actually dilutive and offsets fully the credit mark. So those two neutralize. So it really comes down to the remaining PLA from the previous acquisition. But what's really nice is that on Slide 10, if you look at our customer deposit composition, very consistent, very similar and very low and no-cost deposit composition that we see to maintain and support the growth in the yield in the loan book.

Russell Gunther: Okay, great. Thanks for the color. That's it for me.

Operator: [Operator Instructions] Our next question comes from the line of Brody Preston with Stephens, Inc.

Brody Preston: I wanted to just talk a little bit about the credit cultures. Earlier in 2020 I think Bryn Mawr and WSFS were both a little bit earlier than some other banks in terms of taking the criticized and classified higher and so maybe a little bit earlier recognition of what some others needed to catch up on. And so I guess throughout your due diligence process, I just wanted to get a sense for how the loan underwriting at Bryn Mawr compared to legacy WSFS, just because I saw you called out the percentage of the loan portfolio that you had done due diligence on.

Rodger Levenson: So I would say that, first, as I mentioned, we've been long-time competitors and we've always felt that Bryn Mawr shared a very, I would say, conservative -- appropriately conservative -- credit culture, very similar to ours. And I think that was all borne out through what we learned in the due diligence. Through all of that work, did not see a significant amount of risk rating adjustments. We don't foresee any material change in problem loan percentages because of that. And you'll see it was a very diversified portfolio. And even the at-risk portfolios there's no really significant increase in any of those. So I think that the long-term philosophy around granularity and diversification and avoiding concentrations was a hallmark of both companies. And I think that will serve us well going forward.

Brody Preston: Okay. Thank you for that. And then, on the wealth side, I just wanted to clarify the BMT wealth management brand, that's going to be maintained and that will just -- that will be another one of the brands that you already sort of have within the stable of the wealth management business? Or are you converting any of WSFS's legacy brands under the BMT header?

Rodger Levenson: So the BMT brand will be the prominent brand, or the preeminent brand, in the wealth space. How that gets configured and may there be some opportunities in specific businesses where there may be some cobranding of our things, it's kind of still yet to be determined. But I think it will be clear to the marketplace that the BMT brand will be the prominent brand in the wealth space.

Brody Preston: Okay. Understood. And then, when you executed on the Beneficial deal, outside of the one-time deal charges, you also had an uptick in the corporate development expense following that deal and through the first quarter of 2019, when you executed that deal. Do you envision something similar here where you have an uptick in corporate development expense following the transaction?

Dominic Canuso: Yes. This is Dominic. So we do anticipate, whether it's corporate development or restructuring charges, to exist through the first few years of the transaction, really encompassing the one-time costs that we've laid out today and in the materials, particularly with so much coming from lease accounting, which gets phased over time through restructuring charges. But it would be -- anything falling through those would be very consistent with the estimate of the one-time cost that, in fact, while we call them one-timers, do get phased over a period of time.

Rodger Levenson: Yes. And I think it's important, Brody, as Dominic said, the one-timers do get combined in corporate development and restructuring. And, actually, if you go back to what we originally announced, we actually came in right at where we said we were going to come at, for the total. It may have moved in the compartments a little bit, but in total the one-timers for Beneficial came in right at our original modeling.

Brody Preston: Understood. Okay. And then I just have two last ones. Rodger, you mentioned that I guess the conversion or combination of the wealth platform might take longer than the conversion and the combination of the core banks. I just wanted to clarify that that was more on what we were talking about from a branding perspective and maybe less on a systems-and-people front.

Rodger Levenson: Exactly. I think that will all come together, as I said, as we put these two high-performing businesses -- the traditional bank integration, that follows a very kind of regimented schedule tied to regulatory approval and then systems conversions with the providers and then all the other pieces that go with that. What we've said to the wealth folks is there's no reason to be attached to that timeline. If that works out that way, that's fine. But, as we said, we want people to be focused on customer retention and people retention as well, so, as Frank said, to really grow this business because of the opportunity that we have.

Brody Preston: Okay. Got it. And then one last one. I wanted to circle back on the tangible book value. Dominic, I appreciate that your -- the share buyback pause is what we should assume from a modeling perspective. But I just wanted to -- I know you guys have been active and I know it's always part of the capital return [stat] for you all. But I just wanted to maybe get some clarity on is that the plan that you sort of intend to stick to? Because when I look at the dilution that you all call out on the reconciliation slide, if we didn't assume that you pause on share buybacks, the dilution would be closer to, like, 14% than 6%. And so I just wanted to make sure that that -- I guess maybe get some clarity that that's actually the intention and it's not just an assumption for modeling.

Dominic Canuso: Sure. It's a fair question. And you are correct; the dilution would be a little bit more. I think it's closer to 9 to 10%. However, if you think about those share repurchases and the capital generation of the combined organization, that's really just timing. So whether it happens before Day 1 or after Day 1, at the end of the day it will accrete back to shareholders and generate TBV value. For both modeling and just prudence, we are pausing our incremental share repurchases until close. But we will continue to evaluate and then, depending on regulatory and shareholder approval, share price, timing of close and estimated time of conversion, we will continue to optimize our capital. And after protecting the balance sheet and investing in our growth, we will return it to shareholders.

Brody Preston: Understood. Thank you all for taking the questions. I appreciate it.

Operator: Thank you. And I'm showing no further questions at this time and I would like to turn the conference back over to Dominic Canuso for any further remarks.

Dominic Canuso: Thank you, Michelle. Thank you all for joining us on the call today. Rodger, Frank and I will be available if you have further questions after this call. We'll talk to you all soon.

Rodger Levenson: Thank you.

Frank Leto: Thank you.

Operator: Ladies and gentlemen, this concludes today's presentation. You may now disconnect. Everyone have a great day.

Important Additional Information will be Filed with the SEC

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the proposed acquisition by WSFS Financial Corporation (“WSFS”) of Bryn Mawr Bank Corporation (“Bryn Mawr”). No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and no offer to sell or solicitation of an offer to buy shall be made in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

In connection with the proposed transaction, WSFS will file with the U.S. Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that will include a joint proxy statement of WSFS and Bryn Mawr and a prospectus of WSFS (the “Joint Proxy/Prospectus”), and each of WSFS and Bryn Mawr may file with the SEC other relevant documents concerning the proposed transaction. The definitive Joint Proxy/Prospectus will be mailed to stockholders of WSFS and Bryn Mawr. STOCKHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY/PROSPECTUS REGARDING THE PROPOSED TRANSACTION CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BY WSFS AND BRYN MAWR, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WSFS, BRYN MAWR AND THE PROPOSED TRANSACTION.

Free copies of the Registration Statement and the Joint Proxy/Prospectus, as well as other filings containing information about WSFS and Bryn Mawr, may be obtained at the SEC’s website (http://www.sec.gov) when they are filed. You will also be able to obtain these documents, when they are filed, free of charge, by directing a request to WSFS Financial Corporation, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801 or by directing a request to Bryn Mawr Bank Corporation, 801 Lancaster Avenue, Bryn Mawr, Pennsylvania 19010.

Participants in the Solicitation

WSFS, Bryn Mawr and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of WSFS or Bryn Mawr in respect of the proposed transaction. Information about WSFS’s directors and executive officers is available in its proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on March 23, 2020, and other documents filed by WSFS with the SEC. Information regarding Bryn Mawr’s directors and executive officers is available in its proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on March 6, 2020, and other documents filed by Bryn Mawr with the SEC. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Joint Proxy/Prospectus and other relevant materials to be filed with the SEC when they become available. Free copies of this document may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This communication contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements relating to the impact WSFS and Bryn Mawr expect their proposed merger to have on the combined entity’s operations, financial condition, and financial results, and WSFS’s and Bryn Mawr’s expectations about their ability to successfully integrate their respective businesses and the amount of cost savings and overall operational efficiencies WSFS and Bryn Mawr expect to realize as a result of the proposed acquisition. The forward-looking statements also include predications or expectations of future business or financial performance as well as goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “intend,” “expect,” “anticipate,” “strategy,” “plan,” “estimate,” “approximately,” “target,” “project,” “propose,” “possible,” “potential,” “should” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (many of which are beyond the control of WSFS and Bryn Mawr) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, the possibility that the proposed acquisition does not close when expected or at all because required regulatory, stockholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; the delay in or failure to close for any other reason; changes in WSFS’s share price before closing; the outcome of any legal proceedings that may be instituted against WSFS or Bryn Mawr; the occurrence of any event, change or other circumstance that could give rise to the right of one or both parties to terminate the merger agreement providing for the merger; the risk that the businesses of WSFS and Bryn Mawr will not be integrated successfully; the possibility that the cost savings and any synergies or other anticipated benefits from the proposed acquisition may not be fully realized or may take longer to realize than expected; disruption from the proposed acquisition making it more difficult to maintain relationships with employees, customers or other parties with whom WSFS or Bryn Mawr have business relationships; diversion of management time on merger-related issues; risks relating to the potential dilutive effect of the shares of WSFS common stock to be issued in the proposed transaction; the reaction to the proposed transaction of the companies’ customers, employees and counterparties; uncertainty as to the extent of the duration, scope, and impacts of the COVID-19 pandemic on WSFS, Bryn Mawr and the proposed transaction; and other factors, many of which are beyond the control of WSFS and Bryn Mawr. We refer you to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of WSFS’s Annual Report on Form 10-K for the year ended December 31, 2020, Bryn Mawr’s Annual Report on Form 10-K for the year ended December 31, 2020 and any updates to those risk factors set forth in WSFS’s and Bryn Mawr’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings, which have been filed by WSFS and Bryn Mawr with the SEC and are available on the SEC’s website at www.sec.gov. All forward-looking statements, expressed or implied, included herein are expressly qualified in their entirety by the cautionary statements contained or referred to herein. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on WSFS, Bryn Mawr or their respective businesses or operations. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date on which they are made. Neither WSFS nor Bryn Mawr undertakes any obligation, and specifically declines any obligation, to revise or update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as specifically required by law.